UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.)*

Greenbrook TMS Inc.

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

393704

(CUSIP Number)

July 14, 2022

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Asset Management, LP
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 2,631,578*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 2,631,578*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,631,578*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 8.21%
12	Type of Reporting Person (See Instructions) IA

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Health Partners II, LP
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 125,729*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 125,729*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 125,729*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0.39%
12	Type of Reporting Person (See Instructions) PN

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Health Partners II (Cayman Master), LP
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 1,907,763*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 1,907,763*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,907,763*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 5.95%
12	Type of Reporting Person (See Instructions) PN

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Health Advisors II, LP
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 2,033,492*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 2,033,492*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,033,492*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 6.34%
12	Type of Reporting Person (See Instructions) PN

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Health Advisors GP II, LLC
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 2,033,492*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 2,033,492*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,033,492*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 6.34%
12	Type of Reporting Person (See Instructions) PN

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Select Opportunities, LP
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 598,086*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 598,086*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 598,086*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 1.87%
12	Type of Reporting Person (See Instructions) PN

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Select Advisors, LP
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 598,086*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 598,086*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 598,086*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 1.87%
12	Type of Reporting Person (See Instructions) PN

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

SCHEDULE 13G

CUSIP No. 393704

1	Names of Reporting Persons Madryn Select Advisors GP, LLC
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3	Sec Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 598,086*
	6	Shared Voting Power 0
	7	Sole Dispositive Power 598,086*
	8	Shared Dispositive Power

9	Aggregate Amount Beneficially Owned by Each Reporting Person 598,086*
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 1.87%
12	Type of Reporting Person (See Instructions) PN

*	Includes shares of Common Stock issuable upon the exercise of a conversion instrument.

Item	1.

(a)	Name of Issuer:

Greenbrook TMS Inc.

(b)	Address of Issuer’s Principal Executive Offices:

890 Yonge Street, 7th Floor

Toronto, Ontario, Canada M4W 3P4

Item 2.

(a, b, c) Name of Person Filing, Address of Principal Business Office, Citizenship:

Madryn Asset Management, LP, a Delaware limited partnership, 330 Madison Avenue, Floor 33, New York, NY 10017.

Madryn Health Partners II, LP, a Delaware limited partnership, 330 Madison Avenue, Floor 33, New York, NY 10017.

Madryn Health Partners II (Cayman Master), LP, a Cayman Islands limited partnership, 330 Madison Avenue, Floor 33, New York, NY 10017.

Madryn Health Advisors II, LP, a Delaware limited partnership, 330 Madison Avenue, Floor 33, New York, NY 10017.

Madryn Health Advisors GP II, LLC a Delaware limited liability company, 330 Madison Avenue, Floor 33, New York, NY 10017.

Madryn Select Opportunities, LP, a Delaware limited partnership, 330 Madison Avenue, Floor 33, New York, NY 10017.

Madryn Select Advisors, LP, a Delaware limited partnership, 330 Madison Avenue, Floor 33, New York, NY 10017.

Madryn Select Advisors GP, LLC, a Delaware limited liability company, 330 Madison Avenue, Floor 33, New York, NY 10017.

(d)	Title and Class of Securities:

Common Stock, no par value (the “Common Stock”)

(e)	CUSIP No.:

393704

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under Section 15 of the Act;

(b) ☐	Bank as defined in Section 3(a)(6) of the Act;

(c) ☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d) ☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e) ☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) ☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) ☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) ☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j) ☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k) ☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ☐

Item 4.	Ownership

The percentages used herein and in the rest of Item 4 are calculated based upon 32,068,123 shares of Common Stock outstanding. This is composed of i) 17,801,885 shares of Common Stock outstanding as of May 16, 2022, as reported by the Issuer in its Form 6-K filed on May 16, 2022; ii) 11,634,660 shares issued as consideration for the acquisition of Check Five LLC, a Delaware limited liability company doing business as “Success TMS”, as reported by the Issuer in its Form 6-K filed on July 14, 2022; and iii) 2,631,578 shares issuable to the Reporting Persons upon the exercise of conversion instruments.

Madryn Asset Management, LP

(a) Amount beneficially owned: 2,631,578

(b) Percent of class: 8.21%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 2,631,578

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 2,631,578

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Health Partners II, LP

(a) Amount beneficially owned: 125,729

(b) Percent of class: 0.39%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 125,729

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 125,729

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Health Partners II (Cayman Master), LP

(a) Amount beneficially owned: 1,907,763

(b) Percent of class: 5.95%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 1,907,763

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 1,907,763

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Health Advisors II, LP

(a) Amount beneficially owned: 2,033,492

(b) Percent of class: 6.34%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 2,033,492

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 2,033,492

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Health Advisors GP II, LLC

(a) Amount beneficially owned: 2,033,492

(b) Percent of class: 6.34%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 2,033,492

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 2,033,492

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Select Opportunities, LP

(a) Amount beneficially owned: 598,086

(b) Percent of class: 1.87%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 598,086

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 598,086

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Select Advisors, LP

(a) Amount beneficially owned: 598,086

(b) Percent of class: 1.87%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 598,086

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 598,086

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Select Advisors GP, LLC

(a) Amount beneficially owned: 598,086

(b) Percent of class: 1.87%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 598,086

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 598,086

(iv) Shared power to dispose or to direct the disposition of: 0

Madryn Asset Management, LP is the investment advisor to each of Madryn Health Partners II, LP, Madryn Health Partners II (Cayman Master), LP, and Madryn Select Opportunities, LP (collectively, the “Madryn Funds”). Madryn Health Advisors II, LP is the general partner of Madryn Health Partners II, LP and Madryn Health Partners II (Cayman Master), LP. Madryn Select Advisors, LP is the general partner of Madryn Select Opportunities, LP. Madryn Health Advisors GP II, LLC is the general partner of Madryn Health Advisors II, LP, and Madryn Select Advisors GP, LLC is the general partner of Madryn Select Advisors, LP. Each of Madryn Asset Management, LP, Madryn Health Advisors II, LP, Madryn Health Advisors GP II, LLC, Madryn Select Advisors, LP, and Madryn Select Advisors GP, LLC may be deemed to beneficially own and exercise sole dispositive power over the shares of Common Stock issuable upon the exercise of convertible instruments held by the Madryn Funds. Each of Madryn Asset Management, LP, Madryn Health Advisors II, LP, Madryn Health Advisors GP II, LLC, Madryn Select Advisors, LP, and Madryn Select Advisors GP, LLC disclaims beneficial ownership of such shares except to the extent of its respective pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not Applicable.

Item 8.	Identification and classification of members of the group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 25, 2022

Madryn Asset Management, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Partners II, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Partners II (Cayman Master), LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Advisors II, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Advisors GP II, LLC

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Select Advisors, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Select Advisors GP, LLC

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Select Opportunities, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: July 25, 2022

Madryn Asset Management, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Partners II, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Partners II (Cayman Master), LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Advisors II, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Health Advisors GP II, LLC

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Select Advisors, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Select Advisors GP, LLC

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer

Madryn Select Opportunities, LP

By:	/s/ Matthew Girandola
Matthew Girandola, Chief Compliance Officer